Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 (File Numbers 333-115737 and 333-37756) and Form S-3 (File Number 333-44096) of our report dated March 24, 2006, relating to the financial statements and financial statement schedule of Covalent Group, Inc., appearing in this Annual Report on Form 10-K of Covalent Group, Inc. for the year ended December 31, 2005.

Philadelphia, Pennsylvania

March 28, 2006